Exhibit 99.1

Five Prime Therapeutics Announces Lewis T. “Rusty” Williams Plans to Transition from CEO to Executive Chairman of the Board in 2018

SOUTH SAN FRANCISCO, Calif., June 21, 2017 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a clinical-stage biotechnology company focused on discovering and developing innovative immuno-oncology protein therapeutics, today announced Lewis T. “Rusty” Williams, M.D., Ph.D., founder of Five Prime, plans to transition from the position of President, CEO and Chairman of the Board of Five Prime to the role of Executive Chairman of the Board in 2018. The board will conduct a comprehensive search for a candidate to fill the CEO position. Dr. Williams will remain in his current role until the new CEO has been appointed.

Dr. Williams has discussed with the board his desire to eventually return to the Executive Chairman role while still maintaining an active role in Five Prime. As part of ongoing succession planning discussions, the transition is expected to occur in 2018. In addition to the Executive Chairman role, Dr. Williams will serve as chair of the Five Prime Scientific Advisory Board. He will also lead a small innovation team focused on utilizing Five Prime’s unique discovery platform to generate potential novel therapeutic approaches.

“We are grateful to Dr. Williams, a luminary in the field of protein therapeutics, for his invaluable contributions in developing Five Prime as a leader in immuno-oncology,” said Mark D. McDade, Lead Independent Director of the Five Prime board. “A visionary, he founded Five Prime and created an unrivaled protein library and discovery platform of unparalleled scope and scale, and has advanced Five Prime into a clinical-stage company with multiple drug candidates. While Dr. Williams is irreplaceable, we are confident we will find a qualified CEO to lead Five Prime through its next stage of growth as a late-stage clinical and potential commercial organization.”

Dr. Williams stated, “I founded Five Prime with a vision for a novel scientific approach that could lead to a continuous pipeline of new protein drugs, and over the last 15 years we’ve done just that. I have tremendous confidence in the direction of Five Prime under the masterful leadership of the senior management team and the board as we prepare for pivotal clinical trials and potential commercialization. I believe this is a good time for me to return to the role of executive chairman, which I held prior to 2011.”

Dr. Williams continued, “As a scientist and physician I am passionate about the promise of immunotherapy. I look forward to devoting more of my time to a small Five Prime internal innovation group focused on exploring novel therapeutic approaches. I’m so proud of the achievements we’ve made at Five Prime and look forward to experiencing the next phase of the company’s growth in my new roles.”

Dr. Williams, 68, founded Five Prime in December 2001 and has served as a member of the Board since January 2002. He transitioned from President and Chief Executive Officer to Executive Chairman in July 2003. In August 2011, he returned as President and CEO of Five Prime, during which time he advanced Five Prime from a private discovery company to a public company with more than 200 employees, three clinical-stage programs and numerous programs in IND-enabling studies. He has served as Chairman of the Board since March 2016.

Prior to Five Prime, Dr. Williams spent seven years at Chiron Corporation, a biopharmaceutical company, now Novartis Vaccines and Diagnostics, Inc., most recently as its Chief Scientific Officer and president of R&D. He also served on Chiron’s board of directors from 1999 to 2001.

Prior to joining Chiron, Dr. Williams was a professor of medicine at the University of California, San Francisco and served as director of the University’s Cardiovascular Research Institution and Daiichi Research Center. Dr. Williams also has served on the faculties of Harvard Medical School and Massachusetts General Hospital and co-founded COR Therapeutics, Inc., a biotechnology company focused on cardiovascular disease. He is a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences.

Dr. Williams currently serves on the board of directors of Protagonist Therapeutics, Inc. He was previously a member of the boards of directors of COR Therapeutics, Inc., Beckman Coulter, Inc., Duke University, Rice University and the Berklee College of Music. Dr. Williams received a B.S. from Rice University and an M.D. and a Ph.D. from Duke University.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS:

Heather Rowe

Investor Relations

415-365-5737

heather.rowe@fiveprime.com